Exhibit 99.1

TheZenith

PRESS RELEASE

BUSINESS AND FINANCIAL EDITORS	STANLEY R. ZAX
FOR IMMEDIATE RELEASE	Chairman & President

ZENITH ANNOUNCES THAT ITS 5.75% CONVERTIBLE SENIOR NOTES DUE 2023 WILL BE CONVERTIBLE DURING THE FIRST QUARTER OF 2004.

WOODLAND HILLS, CA, December 16, 2003

Zenith National Insurance Corp. (NYSE: ZNT) reported today that under the terms of the indenture governing its 5.75% Convertible Senior Notes Due 2023 (the “Notes”), each holder of Notes will have the right to convert their Notes into Zenith’s common stock, par value $1.00 per share, during the first quarter of 2004, at a conversion rate of 40 shares per $1,000 principal amount of Notes.

The full terms of the conversion rights of holders of the Notes are set forth in the indenture governing the Notes.  Under the terms of the indenture, each holder has the right to convert such holder’s Notes during any fiscal quarter if the sale price of Zenith’s common stock for at least 20 trading days in the 30 trading-day period ending on the last trading day of the immediately preceding fiscal quarter exceeds 120% of the conversion price on that 30th trading day.  As of the close of trading on December 16, 2003, the sale price of Zenith’s common stock had exceeded the anticipated conversion price of $25.00 per share at December 31, 2003 by 120% for 20 trading days during the last 30 trading days of the fourth quarter of 2003.  As a result of this event, the Notes will be convertible during the period beginning on January 1, 2004 and ending on March 31, 2004.  Whether the Notes will be convertible after March 31, 2004 will depend upon the occurrence of events specified in the indenture, including the sale price of Zenith’s common stock.

Continued

The Private Securities Litigation Reform Act of 1995 provides a safe harbor for forward-looking statements if accompanied by meaningful cautionary statements identifying important factors that could cause actual results to differ materially from those discussed.  Forward-looking statements include those related to the plans and objectives of management for future operations, future economic performance, or projections of revenues, income, earnings per share, capital expenditures, dividends, capital structure, or other financial items. Statements containing words such as expect, anticipate, believe, estimate, or similar words that are used in this release or in other written or oral information conveyed by or on behalf of Zenith are intended to identify forward-looking statements.  Zenith undertakes no obligation to update such forward-looking statements, which are subject to a number of risks and uncertainties that could cause actual results to differ materially from those projected. These risks and uncertainties include, but are not limited to, the following: (1) competition; (2) adverse state and federal legislation and regulation; (3) changes in interest rates causing fluctuations of investment income and fair values of investments; (4) changes in the frequency and severity of claims and catastrophes; (5) adequacy of loss reserves; (6) changing environment for controlling medical, legal and rehabilitation costs, as well as fraud and abuse; (7) losses associated with terrorist attacks such as the attack on the World Trade Center on September 11, 2001, and (8) other risks detailed herein and from time to time in Zenith’s reports and filings with the Securities and Exchange Commission.